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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors:
Onyx Software Corporation:

We consent to the use of our reports dated March 23, 2005, with respect to the consolidated balance sheets of Onyx Software Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP


Seattle, Washington
August 5, 2005